UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 29, 2016

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation)
1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)
650 FROM ROAD , SUITE 375 PARAMUS, NEW JERSEY	07652-3556
(Address of principal executive offices)	(Zip Code)

(201) 267-8000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2016, Rick Coté, Vice Chairman and Chief Operating Officer of Movado Group, Inc. (the “Company”), informed the Board of Directors of the Company of his decision to retire from employment effective July 1, 2016. Following his retirement, Mr. Coté will continue to serve on the Board of Directors of the Company.
On March 29, 2016, the Board of Directors approved compensation arrangements for Mr. Coté in connection with Mr. Coté’s retirement.  Mr. Coté will receive bi-weekly payments equivalent, on an annualized basis, to his annual salary, payable for the period from Mr. Coté’s retirement date through January 31, 2017.  Mr. Coté will also qualify for continued coverage under the Movado Group health and medical plan until he turns 65 years old (in 2020).  Mr. Coté’s fiscal year 2016 annual equity grant to be made in April 2016 and the portion of his fiscal year 2016 bonus that is payable in equity in April 2016 will be immediately vested; provided that each such award will be issued or become exercisable, as the case may be, over the respective time period applicable to such award but shall not be conditioned on Mr. Coté’s continued employment.  In addition, the Board approved the immediate vesting of the unvested portion of Mr. Coté’s outstanding equity awards for fiscal years 2013, 2014 and 2015, with such awards becoming immediately issuable or exercisable, as the case may be. An immediately-vested employer contribution of $44,135 is being deposited into Mr. Coté’s deferred compensation account under the Company’s Amended and Restated Deferred Compensation Plan for Executives, and the Board approved the immediate vesting of the unvested balance in such account. Mr. Coté will not be entitled to compensation under the Company’s compensation program for non-employee members of the Board of Directors until the beginning of fiscal year 2018.
The above compensation arrangements are set forth in a letter from the Company to Mr. Coté dated March 29, 2016.  In such letter, Mr. Coté has agreed to certain restrictions on his ability to compete with the Company for a period beginning on his retirement date and ending on the later of the one-year anniversary thereof or the date on which he ceases to serve on the Board of Directors of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 1, 2016
MOVADO GROUP, INC.

By:	/s/ Mitchell C. Sussis
Name:	Mitchell C. Sussis
Title:	General Counsel